For release: May 1, 2008

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports a 16.1% Increase in Net Income and Announces a 14.3% Increase in the Common Dividend

MURFREESBORO, Tenn. -- National HealthCare Corporation (AMEX: NHC; AMEX: NHC.PR.A), a publicly traded long-term health care company, today announced net income for the quarter ended March 31, 2008 of $8,172,000 compared to $7,040,000 for the quarter ended March 31, 2007.

The current period basic earnings per share were reduced by approximately 17 cents due to the dividends on the preferred stock that we issued as consideration in the merger with National Health Realty, Inc. (“NHR”).  Revenues for the three months ended March 31, 2008 totaled $160,141,000 compared to $146,504,000 for the same three months of 2007.  Net income was $.47 per share basic for the quarter ended March 31, 2008 compared to $.56 per share basic for the quarter ended March 31, 2007.

Highlights of the quarter include the purchase for $6.4 million by NHC of the 109-bed skilled nursing facility Holston Health and Rehabilitation Center located in Knoxville, Tennessee and the selection of NHC by McKendree Village to manage its continuing care retirement community located in the Nashville, Tennessee suburb of Hermitage.

The Board of Directors has also declared a quarterly cash dividend of $.24 per common share to shareholders of record on June 30, 2008 and payable on September 2, 2008.  This represents a 14.3% increase over last quarter’s dividend.

NHC operates, through various subsidiaries, for itself and third parties, 75 long-term health care centers with 9,582 beds. NHC also operates, through subsidiaries, 32 homecare programs, seven independent living centers and 23 assisted living centers. NHC’s other services include managed care specialty medical units, Alzheimer’s units, hospice, rehabilitative services and accounting and financial services. Additional information including the company's most recent press releases may be obtained on NHC's Web site at www.NHCcare.com.

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

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NHC reports 16.1% Increase in Net Income

Condensed Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31
Revenues:	2008	2007
Net patient revenues	$ 143,965	$ 133,480
Other revenues	16,176	13,024
Net revenues	160,141	146,504

Costs and Expenses:
Salaries, wages and benefits	87,541	79,174
Other operating	45,314	41,828
Rent	7,918	10,523
Depreciation and amortization	5,997	3,756
Interest	219	276
Total costs and expenses	146,989	135,557

Income Before Income Taxes	13,152	10,947
Income Tax Provision	(4,980)	(3,907)

Net Income	8,172	7,040

Dividends to Preferred Shareholders	(2,168)	-

Net income available to common shareholders	$ 6,004	$ 7,040

Earnings Per Share:
Basic	$ 0.47	$ 0.56
Diluted	$ 0.46	$ 0.54

Weighted average common shares outstanding
Basic	12,767,696	12,526,231
Diluted	13,118,218	12,992,219

Balance Sheet Data
(in thousands)	March 31	Dec. 31
	2008	2007
Cash and marketable securities	$ 186,166	$ 167,779
Current assets	257,538	246,014
Total assets	707,065	698,408
Current liabilities	187,385	188,825
Long-term obligations	34,037	33,790
Deferred lease credit	4,544	4,847
Deferred revenue	17,982	15,238
Shareholders' equity	463,117	455,708

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NHC Reports 16.1% Increase in Net Income

Selected Operating Statistics

	Three Months Ended
	March 31
	2008	2007
Per Diems:
Medicare	$ 363.44	$ 352.12
Medicaid	146.54	139.96
Private Pay and Other	212.98	201.10

Patient Days:
Medicare	103,606	99,491
Medicaid	275,040	274,544
Private Pay and Other	164,321	150,420
	542,967	524,455

Average Per Diem	$ 208.03	$ 197.74

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